Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 1st day of October, 2003 by and between Hollywood Casino Shreveport, a Louisiana partnership (the “Company”), and Melvyn Thomas, an individual residing in Nevada (“Executive”).

WHEREAS, Executive desires to become employed by the Company, and the Company desires to employ Executive upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     Employment.  The Company hereby agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1.          Duties and Responsibilities.  Executive shall serve as General Manager of the Company.  Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board of Directors (the “Board”) of the Company’s managing general partner.  Executive’s principal place of employment shall be in Shreveport, Louisiana.

1.2.          Term.

(a)           Initial Term.  The term of this Agreement shall begin on October 1, 2003 (the “Commencement Date”), and shall terminate at the close of business on the second anniversary of the Commencement Date (the “Initial Term”), unless earlier terminated in accordance with Section 3 hereof.

(b)           Renewal Terms.  This Agreement may be renewed for such additional periods as the parties may agree (each, a “Renewal Term” and, together with the Initial Term, the “Employment Term”) only upon execution of a written renewal agreement signed by Executive and a duly authorized officer of the Company.  In the event the parties have not executed a renewal agreement prior to the expiration of the Employment Term but Executive continues to be employed by the Company after such time, Executive shall be deemed to be employed “at will” and the parties will have no further obligations to each other under this Agreement other than under Sections 3.1, 3.4(b), 5, 6, 7 and 9 through 19.

1.3.          Extent of Service.  Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy thereto.  The foregoing shall not be construed as preventing Executive from serving on the board of philanthropic organizations (so long as such service does not materially interfere with Executive’s duties hereunder) or investing assets in such form or manner as will not require services on the part of Executive.

2.             Compensation.  For all services rendered by Executive to the Company, the Company shall compensate Executive as set forth below.

2.1.          Base Salary.  The Company shall pay Executive a base salary (“Base Salary”), commencing on the Commencement Date, at the annual rate of $225,000, payable in installments at such times as the Company customarily pays its other senior executives (“Peer Executives”).  Executive’s performance and Base Salary shall be reviewed annually.  Any changes in Base Salary or other compensation shall be made in the sole and absolute discretion of the Board.

2.2.          Cash Bonuses.

(a)           Annual Bonus.  Executive shall be eligible to receive an annual cash bonus of up to 100% of Base Salary if Executive attains certain performance goals to be mutually established by the Board and Executive.  Executive’s participation in such plan shall be pro-rated during Executive’s first calendar year of employment based on the number of days of actual employment.

(b)           Stay Bonus.  Executive shall be eligible to receive an additional cash bonus of $50,000 payable on the earlier of the effective date of a recapitalization of the Company approved by the Board or the second anniversary of the Commencement Date.  Such bonus shall be paid in accordance with the Company’s standard payroll practices.

2.3.          Equity Compensation.  Subject to obtaining the necessary approvals, the Company shall cause to be granted to Executive options pursuant to, and subject to the terms and conditions of, the then current equity compensation plan of Penn National Gaming, Inc. for 15,000 shares of Penn National Gaming, Inc. common stock at an exercise price based on the fair market value of the stock determined in accordance with the plan.  Such options will vest as follows:

i.              25% on the first anniversary of the Commencement Date;

ii.             25% on the second anniversary of the Commencement Date;

iii.            25% on the third anniversary of the Commencement Date; and

iv.            25% on the fourth anniversary of the Commencement Date.

2.4.          Other Benefits.  Executive shall be entitled to participate in all other employee benefit plans and programs, including, without limitation, health, vacation, retirement, deferred compensation or SERP, made available to other Peer Executives, as such plans and programs may be in effect from time to time and subject to the eligibility requirements of the each plan.  Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time, as the Company deems appropriate and consistent with applicable law.  Executive shall be eligible for medical coverage on the Commencement Date.

2.5.          Vacation, Sick Leave and Holidays.  Executive shall be entitled in each calendar year to vacation time in accordance with the Company’s vacation policy for Peer Executives.  Each vacation shall be taken by Executive at such time or times as agreed upon by the Company and Executive, and any portion of Executive’s allowable vacation time not used during the calendar year shall be subject to the Company’s payroll policies regarding carryover vacation.  Executive shall be entitled to holiday and sick leave in accordance with the Company’s holiday pay policy and its other pay-for-time-not-worked policies.

2.6.          Reimbursement of Expenses.  Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that authorized from time to time for Peer Executives.

2.7.          Relocation and Temporary Housing.  The Company will pay, or reimburse Executive, for reasonable relocation and temporary housing expenses for Executive and Executive’s immediate family.  Such payment/reimbursement will be based upon the Company’s relocation and temporary housing policies in effect at such time, which policies will be at least as favorable to Executive as those in effect for affiliated entities.  Without limiting the generality of the foregoing, the Company acknowledges that the foregoing will include transportation of three automobiles.

3.             Termination.  Executive’s employment may be terminated prior to the end of the Employment Term in accordance with, and subject to the terms and conditions, set forth below.

3.1.          Termination by the Company.

(a)           Without Cause.  The Company may terminate Executive at any time without Cause (as defined in subsection (b) below) upon the delivery of written notice to Executive, which notice shall set forth the effective date of such termination.

(b)           With Cause.  The Company may terminate Executive at any time for Cause effective immediately upon delivery of written notice to Executive.  As used herein, the term “Cause” shall mean:

(i)            Executive shall have been indicted for, or convicted (based on a trial, a plea of guilty or nolo contendere, or otherwise) of, any misdemeanor involving allegations of fraud, theft, perjury or conspiracy or any felony;

(ii)           Executive is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where Executive is required to be found qualified, suitable or licensed;

(iii)          Executive materially breaches any Company policy and fails to cure such breach within 15 days after receipt of written notice thereof or Executive materially breaches the terms of Sections 5, 6 or 7 this Agreement; or

(iv)          Executive misappropriates corporate funds or commits other acts of dishonesty as determined in good faith by the Board.

3.2.          Termination by the Executive.  Executive may voluntarily terminate employment for any reason effective upon 60 days’ prior written notice to the Company, unless the Company waives such notice requirement (in which case the Company shall notify Executive in writing as to the effective date of termination).  The Company and Executive, however, recognize and agree that they mutually agreed upon the term of this Agreement and that Executive is expected to complete fully the Employment Term.

3.3.          Termination for Death or Disability.  In the event of the death or total disability of Executive, this Agreement shall terminate effective as of the date of Executive’s death, subject to any applicable federal or state disability or leave laws, Disability.  For purposes of this Agreement, Executive shall be deemed to have a “Disability” if (i) for physical or mental reasons, Executive is, with or without reasonable accommodation, unable to perform the essential functions of his job duties for a period of not less than ninety (90) calendar days during any twelve-month period, and (ii) Executive has a “total disability,” as that term is defined in the Company’s Long Term Disability Insurance Policy in effect at the time of such determination.

3.4.          Payments Due Upon Termination.

(a)           Generally.  Upon any termination described in Sections 3.1, 3.2 or 3.3 above, Executive shall be entitled to receive any amounts due for Base Salary earned or expenses incurred through the effective date of termination and any benefits accrued or earned on or prior to such date in accordance with the terms of any applicable benefit plans and programs.

(b)           Without Cause.  In the event the Company terminates Executive’s employment without Cause (either before or after expiration of the Employment Term), and subject to Executive executing a mutual release in a form reasonably acceptable to the Company and Executive, Executive shall be entitled to receive the following in lieu of any other severance:

(i)            Executive shall receive a cash payment equal to Executive’s monthly Base Salary at the rate in effect on the effective date of termination multiplied by the greater of (i) the number of months remaining in the Initial Term or (ii) six months (the “Severance Period”).

(ii)           Executive shall continue to receive the health benefits coverage in effect on the effective date of termination (or as the same may be changed from time to time for Peer Executives) for Executive and, if any, Executive’s spouse and dependents for the Severance Period.  At the option of the Company, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s after-tax cost of obtaining generally comparable coverage for such period.

(c)           Death or Disability.  In the event the Company terminates Executive’s employment due to the death or total disability of Executive, Executive shall be entitled to receive the following in lieu of any other severance:

(i)            Executive shall receive a cash payment equal to 175% of Executive’s monthly Base Salary at the rate in effect on the effective date of termination multiplied by the number of months remaining in the Severance Period.

(ii)           Executive shall continue to receive the health benefits coverage in effect on the effective date of termination (or as the same may be changed from time to time for Peer Executives) for Executive and, if any, Executive’s spouse and dependents for the Severance Period.  At the option of the Company, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s after-tax cost of obtaining generally comparable coverage for such period.

(d)           Payments.   All payments due under this Section 3.4 shall be made within 15 days of the effective date of termination provided the release, if applicable, has been executed by Executive.  Except as otherwise provided in this Section 3.4, no other payments or benefits shall be due under this Agreement to Executive.

3.5.          Options.  Except as otherwise provided in the relevant option plan or option agreement or as otherwise approved by the Board, all options granted to Executive shall cease vesting on the effective date of termination, regardless of the reason therefor.

3.6.          Notice of Termination.  Any termination of Executive’s employment shall be communicated by a written notice of termination delivered within the time period specified in this Section 3.  The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

4.     No Conflicts of Interest.  Executive agrees that throughout the period of Executive’s employment hereunder or otherwise, Executive will not perform any activities or services, or accept any other employment relationship that would interfere with or present a conflict of interest concerning Executive’s employment with the Company.  Executive agrees and acknowledges that Executive’s employment by the Company is conditioned upon Executive adhering to and complying with the business practices and requirements of ethical conduct set forth in writing from time to time by the Company in its employee manual or similar publication.  Executive represents and warrants that no other contract, agreement or understanding to which Executive is a party or may be subject will be violated by the execution of this Agreement by Executive and/or by the performance of any of Executive’s duties and obligations under this Agreement.

5.     Confidentiality.  Executive recognizes and acknowledges that Executive will have access to certain confidential information of the Company and that such information constitutes valuable, special and unique property of the Company (including, but not limited to, information such as business strategies, identity of acquisition or growth targets, marketing plans, customer lists, and other business related information for the Company’s customers).  Executive agrees that Executive will not, for any reason or purpose whatsoever, during or after the term of employment, disclose any of such confidential information to any party, and that Executive will keep inviolate and secret all confidential information or knowledge which Executive has access to by virtue of Executive’s employment with the Company, except as otherwise may be necessary in the ordinary course of performing Executive’s duties with the Company.

6.     Non-Competition.

(a)           As used herein, the term “Restriction Period” shall mean a period equal to the remainder of the Employment Term in effect on the effective date of termination; provided, however, that, in the event the Company terminates Executive without Cause under Section 3.1(a), the Restriction Period shall be deemed not to exceed the Severance Period.  The Restriction Period shall never exceed two (2) years.

(b)           During Executive’s employment by the Company and for the duration of the Restriction Period thereafter, Executive shall not, except with the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any business or enterprise which owns or operates a gaming or pari-mutuel facility located within 50 miles of any gaming or pari-mutuel facility owned or operated by the Company in any of the parishes in the State of Louisiana or any of the municipalities in the other U.S. States specified in Exhibit A hereto.

(c)           The foregoing restrictions shall not be construed to prohibit Executive’s ownership of less than 5% of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.

7.     Non-Solicitation.  During Executive’s employment by the Company and for a period equal to the greater of the Restriction Period or one year after the effective date of termination, Executive will not, except with the prior written consent of the Company, (i) directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is, or was within a six month period prior to such solicitation or hiring, an employee of the Company or any of its affiliates for any position as an employee, independent contractor, consultant or otherwise or (ii) divert or attempt to divert any existing business of the Company or any of its affiliates.

8.     Document Surrender.  Upon the termination of Executive’s employment for any reason, Executive shall immediately surrender and deliver to the Company all documents, correspondence and any other information, of any type whatsoever, from the Company or any of its agents, servants, employees, suppliers, and existing or potential customers, that came into Executive’s possession by any means whatsoever during the course of Executive’s employment with the Company.

9.     Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Louisiana.

10.   Jurisdiction.  The parties hereby irrevocably consent to the jurisdiction of the courts of the State of Louisiana for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the state or federal courts having jurisdiction for matters arising in Shreveport, Louisiana, which shall be the exclusive and only proper forum for adjudicating such a claim.

11.   Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or sent by facsimile (with confirmation of transmission) or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Hollywood Casino Shreveport

c/o HCS I, Inc.

Two Galleria Tower, Suite 2200

13455 Noel Road, LB 48

Dallas, Texas 75240

Attention: President

If to Executive, to:

Melvyn Thomas

900 South Meadows Parkway, #3221

Reno, NV  89521

Fax:  775-852-2149

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

12.           Contents of Agreement; Amendment and Assignment.

12.1.        This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings with respect to thereto and cannot be changed, modified, extended, waived or terminated except through a written instrument signed by the party against which it is to be enforced.

12.2.        All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.

13.           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.  In addition, if any court determines that any part of Sections 5, 6 or 7 hereof (the “Covenants”) is unenforceable because of its duration, geographical scope or otherwise, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

14.   Remedies.

14.1.        No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.

14.2.        No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole and absolute discretion.

14.3.        If Executive breaches any term or condition of the Covenants, and upon notification by the Company of the exact nature of the breach Executive does not remedy the breach within fifteen days (15) of such notification, then as liquidated damages for such breach, Executive will pay the Company an amount in cash equal to 175% of the Base Salary for a period equal to the greater of (i) the number of months remaining in the Employment Term from the first breach of the Covenants (the “Earliest Breach”) or (ii) six months.  Such amount will be due immediately following the Earliest Breach and may be offset from any obligation of the Company to the Executive; provided, however, that if such amount is not promptly paid in full for any reason, interest will accrue on the unpaid amount in the same manner and at the same rate(s) then applicable under the Company’s primary credit facility.  Executive acknowledges that the Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and, in particular, that the duration and geographic scope of the Covenants are reasonable given the nature of this Agreement and the position that Executive will hold within the Company.  Executive further acknowledges that, if he breaches the Covenants: (a) the actual damages caused by that breach are likely to be significant, but difficult to determine precisely and (b) the remedy specified in this paragraph is not intended as a penalty, but rather is intended as a good faith attempt by the parties to estimate the actual damages that would be caused by such breach.

14.4.        Employee agrees to disclose the existence and terms of the Covenants to any employer that he works for during the period equal to the greater of the Restricted Period or the one-year period following his termination of employment for any reason.

15.   Beneficiaries/References.  Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

16.   Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes, as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

17.   Regulatory Compliance.  The terms and provisions hereof shall be conditioned on and subject to compliance with all laws, rules, and regulations of all jurisdictions, or agencies, boards or commissions thereof, having regulatory jurisdiction over the employment or activities of Executive hereunder.

18.   Legal Fees.  Each party shall bear its own costs and expenses with respect hereto.

19.   Guarantee.  It is a condition of Executive’s employment under this Agreement that the Company’s obligations to Executive under Section 3.4(b) be guaranteed by Hollywood Casino Corporation (“HCC”); provided, however, that HCC shall have the right, but not the obligation, to secure comparable employment for Executive at another of its or its affiliate’s properties in lieu of making any payment by the Company under Section 3.4(b) or by HCC under the guarantee.  To induce HCC to issue such guarantee, the Company agrees to enter into an agreement with HCC that provides for the Company to post cash collateral (or otherwise grant a security interest in a deposit account of control account of the Company) to secure the Company’s reimbursement obligation to HCC under the guarantee.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

HOLLYWOOD CASINO SHREVEPORT

By: HCS 1, INC., its managing
General partner

By:	/s/ John Hull
Name: John Hull
Title: President and Chief Operating
Officer

EXECUTIVE

/s/ Melvyn Thomas
Melvyn Thomas

EXHIBIT A

Set forth below is a list of parishes in Louisiana and the municipalities in other jurisdictions in which the Company owns or operates a gaming or pari-mutuel facility:

Caddo Parish

Bossier Parish